Exhibit 99.1

Four Radnor Corporate Center, Suite 200

Radnor, PA 19087

Ph: (610) 687-8900 Fax: (610) 687-3688

www.pennvirginia.com

FOR IMMEDIATE RELEASE

PENN VIRGINIA CORPORATION ANNOUNCES YEAR-END 2012 PROVED RESERVES

AND PROVIDES OPERATIONAL UPDATE

OIL / NGLS PROVED RESERVES INCREASED BY 28 PERCENT TO REPRESENT 40 PERCENT OF TOTAL PROVED RESERVES

EAGLE FORD SHALE PROVED RESERVES INCREASED BY 161 PERCENT

OIL / NGLS WERE 56 PERCENT OF PRODUCTION IN THE FOURTH QUARTER OF 2012

RADNOR, PA (BusinessWire) January 29, 2013 – Penn Virginia Corporation (NYSE: PVA) today announced proved oil and gas reserves and provided an update of its operations, including full-year and fourth quarter 2012 operational results.

Proved Reserves and Operational Update Highlights

Proved reserve data included the following:

•

Proved oil and gas reserves were 113.5 million barrels of oil equivalent (MMBOE) at year-end 2012, compared to 130.3 MMBOE at year-end 2011, pro forma to exclude 16.9 MMBOE of Appalachian reserves sold in July 2012

•	Proved oil and natural gas liquids (NGL) reserves increased 28 percent to 45.5 MMBOE, or 40 percent of total proved reserves, from 35.6 MMBOE, or 24 percent of total proved reserves, at year-end 2011

•	Eagle Ford Shale proved reserves increased by 161 percent from 10.0 MMBOE at year-end 2011 to 26.1 MMBOE at year-end 2012

•	Pro forma natural gas proved reserves decreased by 161 billion cubic feet (Bcf) (26.9 MMBOE), or 28 percent, primarily due to low gas prices

•	The pre-tax present value of estimated future net cash flows from proved reserves, discounted at 10 percent, (PV-10) was $692 million

•	The PV-10 value, excluding all proved undeveloped (PUD) wells with negative PV-10 value, was $839 million

•	The PV-10 value of proved developed reserves was $628 million

•

As determined by our third party reserve engineering firm, the average gross estimated ultimate recovery (EUR) for Eagle Ford Shale PUD wells with full-length laterals in Gonzales County was approximately 400 thousand barrels of oil equivalent (MBOE) and in Lavaca County was approximately 500 MBOE

Operational results for the fourth quarter of 2012, with comparisons to the third quarter 2012 where applicable, included the following:

•	Production of 1.4 MMBOE, or 15,444 barrels of oil equivalent (BOE) per day (BOEPD), compared to 1.4 MMBOE, or 15,245 BOEPD, pro forma to exclude production from Appalachian assets sold in July 2012

•	Eagle Ford Shale net production was approximately 6,900 BOEPD in the fourth quarter of 2012, compared to approximately 6,300 BOEPD

•	Fourth quarter and full-year 2012 production exceeded the upper end of previously provided guidance

•	Oil and NGL production was 56 percent of quarterly production, compared to 52 percent

•

Currently, we have 66 (55.1 net) Eagle Ford Shale wells on line, with one (0.9 net) well waiting on completion, two wells being drilled in the Eagle Ford Shale in Lavaca County and one horizontal test well being drilled in the Pearsall Shale in Gonzales County

•

The average peak gross production rate per well for the 59 wells we have completed to date with full-length laterals was 972 BOEPD. The initial 30-day average gross production rate for the 55 of these 59 wells with a 30-day production history was 651 BOEPD

•

The wells drilled and completed to date in Gonzales County with full-length laterals had an average initial gross production rate of 984 BOEPD and an initial 30-day average gross production rate of 649 BOEPD

•

The wells drilled and completed to date in Lavaca County with full-length laterals had an average initial gross production rate of 926 BOEPD and an initial 30-day average gross production rate of 660 BOEPD

•	The higher average 30-day initial rate in Lavaca County, along with the higher reservoir pressure, is consistent with higher expected EURs as compared to the EURs expected in Gonzales County

•	Currently, we have approximately 40,000 gross (approximately 32,000 net) acres in the Eagle Ford Shale

•	We increased our net acreage by approximately 2,000 net acres since late October 2012, at a cost of approximately $4.9 million

Fourth Quarter 2012 Operational Results

Pricing

Our preliminary fourth quarter 2012 realized oil price was $99.30 per barrel, compared to $99.45 per barrel price in the third quarter of 2012. Our preliminary fourth quarter 2012 realized NGL price was $32.40 per barrel, compared to $32.94 per barrel price in the third quarter of 2012. Our preliminary fourth quarter 2012 realized natural gas price was $3.41 per thousand cubic feet (Mcf), compared to $2.72 per Mcf price in the third quarter of 2012. Adjusting for oil and gas hedges, our preliminary fourth quarter 2012 effective oil price was $106.40 per barrel and our effective natural gas price was $3.83 per Mcf, or increases of $7.10 per barrel and $0.42 per Mcf over the realized prices.

Production

	Total and Daily Equivalent Production for the Three Months Ended
Region / Play Type	Dec. 31, 2012	Dec. 31, 2011	Sept. 30, 2012	Dec. 31, 2012	Dec. 31, 2011	Sept. 30, 2012
	(in MBOE)			(in BOEPD)
Texas	944	816	901	10,265	8,869	9,792
Cotton Valley/Other	216	270	216	2,352	2,940	2,345
Haynesville Shale	96	147	104	1,041	1,603	1,130
Eagle Ford (1)	632	398	581	6,872	4,326	6,317
Appalachia	7	362	107	78	3,933	1,165
Mid-Continent	266	372	289	2,892	4,044	3,136
Mississippi	203	239	208	2,209	2,602	2,256

Totals	1,421	1,789	1,504	15,444	19,449	16,348

Pro Forma Totals(2)	1,421	1,442	1,403	15,444	15,671	15,245

	Total and Daily Equivalent Production for the Year Ended December 31,
Region / Play Type	2012	2011	2010	2012	2011	2010
	(in MBOE)			(in BOEPD)
Texas	3,671	2,976	2,304	10,029	8,152	6,311
Cotton Valley/Other	882	1,367	1,253	2,411	3,745	3,432
Haynesville Shale	454	756	1,051	1,241	2,073	2,879
Eagle Ford (1)	2,334	852	—	6,377	2,335	—
Appalachia	784	1,511	1,733	2,143	4,138	4,748
Mid-Continent	1,211	2,180	2,557	3,309	5,973	7,005
Mississippi	847	1,092	1,274	2,314	2,993	3,490

Totals	6,513	7,759	7,867	17,794	21,257	21,553

Pro Forma Totals(2)	5,773	5,897	5,539	15,776	16,157	15,176

(1)	Initial production from the Eagle Ford Shale commenced in February 2011.
(2)	Pro forma to exclude production from the Appalachian assets sold in July 2012, Mid-Continent assets sold in August 2011 and Gulf Coast assets sold in January 2010.

Note - Numbers may not add due to rounding.

The production in the fourth quarter of 2012 and full-year 2012 exceeded the upper end of our previously provided guidance. As shown in the table above, on a pro forma basis to exclude production from assets sold in 2011 and 2012, production in the fourth quarter of 2012 was 1.4 MMBOE, or 15,444 BOEPD, compared to 1.4 MMBOE, or 15,671 BOEPD, in the prior year quarter and 1.4 MMBOE, or 15,245 BOEPD, in the third quarter of 2012. As a percentage of total equivalent production, oil and NGL volumes were 56 percent in the fourth quarter of 2012, compared to 37 percent in the prior year quarter and 52 percent in the third quarter of 2012.

As shown in the table above, on a pro forma basis to exclude production from assets sold in 2010, 2011 and 2012, production in 2012 was 5.8 MMBOE, or 15,776 BOEPD, compared to 5.9 MMBOE, or 16,157 BOEPD in 2011, and 5.5 MMBOE, or 15,176 BOEPD, in 2010. The slight decrease from 2011 to 2012 was due to natural gas production declines associated with discontinued natural gas drilling, largely offset by increased crude oil production from the Eagle Ford Shale.

Proved Reserves

As set forth in the table below, proved reserves were 113.5 MMBOE at year-end 2012, as compared to 130.3 MMBOE at year-end 2011, pro forma to exclude 16.9 MMBOE of Appalachian reserves sold in July 2012 (reported proved reserves at year-2011 were 147.2 MMBOE). The 13 percent decrease in pro forma proved reserves was due to a 161 Bcf (26.9 MMBOE), or 28 percent, decrease in natural gas proved reserves, partially offset by a 10.0 MMBOE, or 28 percent, increase in oil and natural gas liquid (NGL) proved reserves. In the Eagle Ford Shale play, proved reserves increased by 16.1 MMBOE, or 161 percent, from 10.0 MMBOE at year-end 2011 to 26.1 MMBOE at year-end 2012.

	Proved Reserves at December 31, 2011(3)
	Oil Equivalent Reserves (MMBOE)	Oil, NGLs and Condensate Reserves (MMBbls)	Natural Gas Reserves (Bcf)
Proved reserves at December 31, 2011	147.2	35.6	669.9
2012 production	(6.5)	(3.1)	(20.3)
2012 extensions, discoveries and other additions	18.3	16.0	13.4
2012 revisions	(28.7)	(2.9)	(154.4)
2012 purchases (sales) of reserves in place, net	(16.9)	0.0	(101.2)

Proved reserves at December 31, 2012	113.5	45.5	407.5

Percentage of equivalent reserves	100.0%	40.1%	59.9%
Proved developed reserves at December 31, 2011	71.6	16.5	330.6
Percentage of proved reserves	48.6%	46.3%	49.3%
Proved developed reserves at December 31, 2012	47.0	18.7	169.4
Percentage of proved reserves	41.4%	41.1%	41.6%
Present value of future net cash flows before income taxes ($mil.)(3)	$692.5

(3)

The estimated reserves and present value were based on pricing assumptions for Henry Hub natural gas of $2.76 per MMBtu and West Texas Intermediate crude oil of $94.71 per barrel. These compare to prices of $4.12 per MMBtu and $96.19 per barrel, respectively, at December 31, 2011. Both prices exclude the effects of hedged production. One barrel of oil or NGLs is assumed to be equivalent to six Mcf of natural gas. MMBbls equals millions of barrels of liquids.

Note - Numbers may not add due to rounding.

The PV-10 value of the proved reserves at year-end 2012 was approximately $692 million (see statement regarding non-GAAP measures below). This PV-10 value was based on a Henry Hub (HH) price of $2.76 per million British thermal units (MMBtu) for natural gas and a West Texas Intermediate (WTI) price of $94.71 per barrel for oil, each of which represents the unweighted arithmetic average of the first-day-of-the-month prices during the 12-month period ending on December 31, 2012.

Excluding all PUD wells with negative PV-10 value, the PV-10 value for our proved reserves was $839 million. The estimated year-end 2012 proved reserves included proved developed reserves of 46.5 MMBOE, with a PV-10 value of $628 million, and PUD reserves of 66.5 MMBOE, with a PV-10 value of $64 million (excluding all PUD wells with negative PV-10 value, the PV-10 value of PUD reserves was $211 million). During 2012, we added 18.3 MMBOE of proved reserves from extensions, discoveries, purchases and other additions in the Eagle Ford Shale play.

For the 12-month period ended December 31, 2011, the average HH price for natural gas was $4.12 per MMBtu and the average WTI price for oil was $96.19 per barrel. As a result of the declines in natural gas and NGL prices, together with the situation that we will not be able to develop a portion of our PUD reserves within a five-year time period required under the reserve rules of the Securities and Exchange Commission (SEC), we had 28.7 MMBOE of negative revisions, in the Selma Chalk, Marcellus Shale, Haynesville Shale, Cotton Valley and Granite Wash plays.

Operational Update

Eagle Ford Shale

Net production from the Eagle Ford Shale was 6,872 BOEPD in the fourth quarter of 2012, compared to 6,317 BOEPD in the third quarter of 2012. During the fourth quarter of 2012, we drilled ten (9.0 net) operated wells in the Eagle Ford Shale, all of which were successful. Since late October, we have completed ten (9.0 net) Eagle Ford Shale wells. This brings the total number of on-line wells to 66 (55.1 net), with one (0.9 net) well waiting on completion, two wells being drilled in the Eagle Ford Shale and one horizontal exploratory well being drilled in the Pearsall Shale in Gonzales County.

As previously disclosed, we have initiated the process and are actively seeking a 40 percent working interest partner for our Lavaca County acreage. We expect to have this process completed late in the first quarter. In addition, beginning in 2013, we will initiate the use of pad drilling, which we believe will decrease costs and improve fracture efficiency.

Set forth below are the initial results and statistics for certain Eagle Ford Shale wells drilled and completed to date.

					Peak Gross Daily Production Rates(4)				30-Day Average Gross Daily Production Rates(4)
Well Name	Lateral Length	Frac Stages	Cumulative Production	Days On Production	Oil Rate	Equivalent Rate	Choke Size		Oil Rate	Equivalent Rate
	Feet		BOE	Days	BOPD	BOEPD	Inches		BOPD	BOEPD
New Wells On-Line
Neuse #1H	4,650	19	43,080	125	633	667	13/64	"	430	459
Henning #2H	3,153	13	54,094	98	920	1,002	14/64	"	753	822
Smith #1H(5)	4,459	18	39,864	91	730	943	16/64	"	487	629
Kusak #1H	4,453	18	39,532	70	656	779	18/64	"	543	726
Leal #1H(5)	4,201	17	38,120	64	619	832	13/64	"	514	725
Matias #1H(5)	4,453	20	27,502	49	899	1,013	12/64	"	508	652
Miller #1H	4,502	23	17,736	46	871	931	35/64	"	409	430
Freytag #1H(5)	4,952	25	20,928	33	1,071	1,195	14/64	"	580	689
Kleihege #1H(5)	5,155	26	10,478	21	484	629	16/64	"	400	515
Arledge Ranch #1H	4,150	21	13,666	18	1,015	1,117	16/64	"	—	—
Raab #1H(5)	5,450	22	—	—	808	1,046	17/64	"	—	—
Barraza #1H(5)	3,952	16	—	—	574	680	15/64	"	—	—
R. Washington #1H	3,702	19	—	—	744	805	15/64	"	—	—

Averages (13 newest wells)	4,402	20	27,845	56	771	895	16/64	"	514	627
Averages (6 newest Gonzales wells)	4,102	19	33,622	71	807	884	19/64	"	534	609
Averages (7 newest Lavaca wells)	4,660	21	23,031	44	741	905	15/64	"	498	642

Averages (59 wells)(6)	4,006	17	84,057	337	882	972	16/64	"	579	651
Averages (47 Gonzales wells) (6)	3,856	16	93,309	393	906	984	17/64	"	589	649
Averages (12 Lavaca wells) (6)	4,594	20	47,822	120	789	926	14/64	"	540	660

Other Wells
Targac #1H(5,7)
Technik #1H(5,7)
Fojtik #1H(5,7)
Cannonade Ranch #50H(8)

(4)	Wellhead rates only; the natural gas associated with these wells is yielding approximately 145 barrels of NGLs per million cubic feet. BOPD is defined as barrels of oil per day.
(5)	Wells located in Lavaca County; all other wells are located in Gonzales County.
(6)

Seven wells (six in Gonzales County and one in Lavaca County) had operational issues and/or shorter laterals and fewer frac stages. As a result, production data for these seven wells have been excluded.

(7)	The Targac #1H well is waiting on completion. The Technik #1H and Fojtik #1H are currently being drilled.
(8)	The Cannonade Ranch #50H well is a horizontal exploratory well targeting the Pearsall Shale and is currently being drilled.

Derivatives Update

To support our operating cash flows, we hedge a portion of our oil and natural gas production at pre-determined prices or price ranges. Based on hedges currently in place, as detailed in the table below, we have hedged approximately 4,500 barrels of daily crude oil production at a weighted average floor/swap price of $97.29 per barrel and 20 million cubic feet of daily natural gas production in 2013 at a weighted average floor/swap price of $3.76 per Mcf. The following table summarizes our open hedge positions through swaps and collars as of January 28, 2013.

		Average	Weighted Average Price per MMBtu or Barrel
	Instrument Type	Volume Per Day	Floor / Swap	Ceiling
		(MMBtu)
Natural Gas
First quarter 2013	Collars	10,000	$3.50	$4.30
Second quarter 2013	Collars	10,000	$3.50	$4.30
Third quarter 2013	Collars	10,000	$3.50	$4.30
Fourth quarter 2013	Collars	15,000	$3.67	$4.37
First quarter 2014	Collars	5,000	$4.00	$4.50
First quarter 2013	Swaps	10,000	$4.01
Second quarter 2013	Swaps	10,000	$4.01
Third quarter 2013	Swaps	10,000	$4.01
Fourth quarter 2013	Swaps	5,000	$4.04

		(Barrels)
Crude Oil
First quarter 2013	Collars	1,590	$90.00	$99.35
Second quarter 2013	Collars	1,900	$90.00	$99.17
Third quarter 2013	Collars	1,900	$90.00	$99.17
Fourth quarter 2013	Collars	1,900	$90.00	$99.17
First quarter 2013	Swaps	2,250	$103.51
Second quarter 2013	Swaps	2,250	$103.51
Third quarter 2013	Swaps	1,500	$102.77
Fourth quarter 2013	Swaps	1,500	$102.77
First quarter 2014	Swaps	2,000	$100.44
Second quarter 2014	Swaps	2,000	$100.44
Third quarter 2014	Swaps	1,500	$100.20
Fourth quarter 2014	Swaps	1,500	$100.20
First quarter 2013	Swaptions	812	$100.00
Second quarter 2013	Swaptions	812	$100.00
Third quarter 2013	Swaptions	812	$100.00
Fourth quarter 2013	Swaptions	812	$100.00

Non-GAAP Measure

PV-10 value is the estimated future net cash flows from estimated proved reserves discounted at an annual rate of ten percent before giving effect to income taxes. The standardized measure is the after-tax estimated future cash flows from estimated proved reserves discounted at an annual rate of 10 percent, determined in accordance with generally accepted accounting principles (GAAP). We use PV-10 value as one measure of the value of our estimated proved reserves and to compare relative values of proved reserves among exploration and production companies without regard to income taxes. We believe that securities analysts and rating agencies use PV-10 value in similar ways. Our management believes PV-10 value is a useful measure for comparison of proved reserve values among companies because, unlike standardized measure, it excludes future income taxes that often depend principally on the characteristics of the owner of the reserves rather than on the nature, location and quality of the reserves themselves. We cannot reconcile PV-10 value to the standardized measure at this time because final income tax information for 2012 is not yet available. The standardized measure will be provided in our forthcoming Form 10-K for the year ended December, 31 2012 to be filed with the SEC.

Fourth Quarter and Full-Year 2012 Financial and Operational Results Conference Call

A conference call and webcast, during which management will discuss fourth quarter and full-year 2012 financial and operational results, is scheduled for Thursday, February 21, 2013 at 10:00 a.m. ET. Prepared remarks by H. Baird Whitehead, President and Chief Executive Officer, will be followed by a question and answer period. Investors and analysts may participate via phone by dialing 1-866-630-9986 five to 10 minutes before the scheduled start of the conference call (use the passcode 7342669), or via webcast by logging on to our website, www.pennvirginia.com, at least 15 minutes prior to the scheduled start of the call to download and install any necessary audio software. A telephonic replay will be available for two weeks beginning approximately 24 hours after the call. The replay can be accessed by dialing toll free 888-203-1112 (international: 719-457-0820) and using the replay code 7342669. In addition, an on-demand replay of the webcast will also be available for two weeks at our website beginning approximately 24 hours after the webcast.

******

Penn Virginia Corporation (NYSE: PVA) is an independent oil and gas company engaged primarily in the development, exploration and production of oil and natural gas in various domestic onshore regions, including Texas, Oklahoma, Mississippi and Pennsylvania. For more information, please visit our website at www.pennvirginia.com.

Certain statements contained herein that are not descriptions of historical facts are “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from those expressed or implied by such forward-looking statements. These risks, uncertainties and contingencies include, but are not limited to, the following: the volatility of commodity prices for oil, NGLs and natural gas; our ability to develop, explore for, acquire and replace oil and gas reserves and sustain production; our ability to generate profits or achieve targeted reserves in our development and exploratory drilling and well operations; any impairments, write-downs or write-offs of our reserves or assets; the projected demand for and supply of oil, NGLs and natural gas; reductions in the borrowing base under our revolving credit facility; our ability to contract for drilling rigs, supplies and services at reasonable costs; our ability to obtain adequate pipeline transportation capacity for our oil and gas production at reasonable cost and to sell the production at, or at reasonable discounts to, market prices; the uncertainties inherent in projecting future rates of production for our wells and the extent to which actual production differs from estimated proved oil and gas reserves; drilling and operating risks; our ability to compete effectively against other independent and major oil and natural gas companies; our ability to successfully monetize select assets and repay our debt; leasehold terms expiring before production can be established; environmental liabilities that are not covered by an effective indemnity or insurance; the timing of receipt of necessary regulatory permits; the effect of commodity and financial derivative arrangements; our ability to maintain adequate financial liquidity and to access adequate levels of capital on reasonable terms; the occurrence of unusual weather or operating conditions, including force majeure events; our ability to retain or attract senior management and key technical employees; counterparty risk related to their ability to meet their future obligations; changes in governmental regulations or enforcement practices, especially with respect to environmental, health and safety matters; uncertainties relating to general domestic and international economic and political conditions; and other risks set forth in our filings with the SEC.

Additional information concerning these and other factors can be found in our press releases and public periodic filings with the SEC. Many of the factors that will determine our future results are beyond the ability of management to control or predict. Readers should not place undue reliance on forward-looking statements, which reflect management’s views only as of the date hereof. We undertake no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

Proved reserves are those quantities of oil and gas which, by analysis of geosciences and engineering data, can be estimated with reasonable certainty to be economically producible from a given date forward, from known reservoirs, and under existing economic conditions, operating methods and government regulation before the time at which contracts providing the right to operate expire, unless evidence indicates that renewal is reasonably certain, regardless of whether the estimate is a deterministic estimate or probabilistic estimate. EUR is the sum of reserves remaining as of a given date, plus cumulative production as of that date.

Contact:	James W. Dean
Vice President, Corporate Development
Ph: (610) 687-7531 Fax: (610) 687-3688
E-Mail: invest@pennvirginia.com